UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.         )

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NEOPHARM, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Shareholders:

On behalf of the Board of Directors, I invite you to attend the Annual Meeting of Stockholders of NeoPharm, Inc. to be held on June 16, 2005, at 10:00 a.m. local time, at the Lake Forest Graduate School of Business, 1905 W. Field Ct., Lake Forest, Illinois.

In the materials accompanying this letter, you will find a Notice of the Meeting, a Proxy Statement relating to the proposals you will be asked to consider and vote upon at the Annual Meeting, and a Proxy Card. The Proxy Statement includes general information regarding NeoPharm as well as additional information relating to the specific proposals to be presented at the Annual Meeting. Also enclosed with the proxy materials is a copy of NeoPharm’s Annual Report to Stockholders.

The formal business to be conducted at the Annual Meeting is described in the Notice of Meeting that follows this letter. In addition, at the Annual Meeting management will review the Company’s progress in 2004, discuss expectations for the future and be available to answer your questions both during and after the Annual Meeting.

Your vote on the matters that are to come before the Annual Meeting is important. I urge all stockholders to execute and return their proxies promptly. Returning your proxy will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the Annual Meeting.

Sincerely,

Ronald G. Eidell
Chief Executive Officer and President
April 29, 2005

NeoPharm, Inc.

150 Field Drive
Suite 195
Lake Forest, Illinois 60045

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 16, 2005

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of NeoPharm, Inc., a Delaware corporation, will be held at the Lake Forest Graduate School of Business, located at 1905 W. Field Ct., Lake Forest, Illinois on June 16, 2005, at 10:00 a.m., local time, for the following purposes:

1.                To elect seven directors to serve until the 2006 Annual Meeting of Stockholders.

2.                To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2005.

3.                To transact such other business as may properly come before the meeting.

Only stockholders of record on April 22, 2005 will be entitled to notice of and to vote at the Annual Meeting.

To assure that your interests will be represented, whether or not you plan to attend the Annual Meeting, you are urged to sign and date the enclosed proxy card and promptly return it in the pre-addressed envelope provided, which requires no postage if mailed in the United States. The enclosed proxy is revocable and will not affect your right to vote in person if you attend the Annual Meeting.

By Order of the Board of Directors,

LAWRENCE A. KENYON
Secretary
Lake Forest, Illinois
April 29, 2005

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 16, 2005

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of NeoPharm, Inc., a Delaware corporation (the “Company”), to be used at the Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held at the Lake Forest Graduate School of Business, located at 1905 W. Field Ct., Lake Forest, Illinois on June 16, 2005 at 10:00 a.m., local time, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders and in this Proxy Statement. This Proxy Statement and the enclosed form of proxy were first sent or given to stockholders on or about April 29, 2005.

Only stockholders of record at the close of business on April 22, 2005 (the “Record Date”) will be entitled to vote at the Annual Meeting or any adjournment thereof. As of the close of business on the Record Date, there were 23,548,855 shares of the Company’s common stock, par value $.0002145 per share (“Common Stock”), outstanding.

The presence, either in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting. In the election of directors, each stockholder is entitled to cast one vote for each director to be elected for each share of stock held; cumulative voting is not permitted. For all matters except the election of directors, each stockholder is entitled to cast one vote for each share of stock held. Directors are elected by a plurality of the votes cast by the holders of shares of Common Stock at a meeting at which a quorum is present. In all other matters other than the election of directors, the affirmative vote of a majority of the outstanding shares of Common Stock present in person or represented by proxy at the Annual Meeting is required for the adoption of such matters. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions and broker non-votes are not counted for purposes of determining whether a proposal presented to stockholders has been approved.

A proxy may be revoked at any time before it is exercised by giving a written notice to the Secretary of the Company bearing a later date than the proxy, by submitting a later dated proxy or by voting the shares represented by the proxy in person at the Annual Meeting. Unless revoked, the shares represented by each duly executed, timely delivered proxy will be voted in accordance with the specifications made. If no specifications are made, such shares will be voted FOR Proposal 1 (election of directors) and FOR Proposal 2 (ratification of the independent auditors), as proposed in this Proxy Statement. The Board of Directors does not plan on presenting any other matters at the Annual Meeting. However, should any other matters properly come before the Annual Meeting, it is the intention of the proxy holders to vote the proxy in accordance with their best judgment.

The expenses of soliciting proxies will be paid by the Company. In addition to solicitation by mail, officers, directors and employees of the Company, who will receive no extra compensation therefor, may solicit proxies personally or by telephone, telecopy or telegram. The Company will reimburse brokerage houses, custodians, nominees and fiduciaries for their expenses in mailing proxy materials to principals.

PROPOSAL ONE

ELECTION OF DIRECTORS

Seven directors, constituting the entire current Board of Directors, are to be elected at the Annual Meeting. Each director will hold office until the 2006 Annual Meeting of Stockholders and until his successor has been elected and qualified. Four of the current nominees (Messrs. Becker, Eidell, Fox, and Freiman) were elected to the Board of Directors on November 11, 2004, pursuant to the terms of the Settlement Agreement dated as of November 11, 2004, (the “Settlement Agreement”) which resolved the consent solicitation initiated by Dr. John N. Kapoor in September 2004. It was further stipulated in the Settlement Agreement, that each of the current directors would be re-nominated at the Annual Meeting by the Company and that the Company would solicit proxies for their re-election. See the subheading “2005 Director Nominations” below. The Board believes that all of the present nominees will be available for election at the Annual Meeting and will serve if elected. If, due to circumstances not now foreseen, any of the nominees named below will not be available for election, the proxies will be voted for such other person or persons as the Board of Directors may select.

There follows information as to each nominee for election as a director at the Annual Meeting, including his age, present principal occupation, other business experience, directorships of other publicly-held companies and period of service as a director of the Company.

The persons named in the accompanying form of proxy will vote FOR the election of the nominees unless stockholders specify otherwise in their proxies.

Nominees for Director.   The following information has been provided by the respective nominees for election to the Board of Directors.

Name	Age	Principal Occupation
Ronald G. Eidell	61

Mr. Eidell joined the Board in November 2004, and was named interim President and CEO of the Company on March 8, 2005. Mr. Eidell has been a partner with Tatum CFO Partners, LLP, a national professional services firm, since October 2004. Prior to that he served as the Chief Financial Officer of each of Esoterix, Inc., a provider of medical testing services, from 2001-2003; NovaMed, Inc., a healthcare provider, from 1998-2001; and Metromail Corporation, a provider of information services, from 1996-1998. His professional experience includes 10 years in public accounting with Arthur Andersen and 13 years with R.R. Donnelley where he served as General Auditor, Corporate Controller and Senior Vice President of Finance and Treasurer. Mr. Eidell received his MBA from the University of Chicago, and has a Bachelor of Science in business administration from Drexel University, Philadelphia, Pennsylvania, where he now serves on the Dean’s Advisory Counsel to the University’s LeBow College of Business.

Erick E. Hanson	58

Mr. Hanson joined the Company as a Director in 1997. Since June 2004, Mr. Hanson has served as Chairman of the Board. Mr. Hanson currently serves as Senior Vice President of Priority HealthCare Corporation, a publicly-traded pharmaceutical company, and as Executive Vice President of Priority’s recently-acquired home healthcare subsidiary, Integrity Healthcare, where he served as a director until July 2004. From 1995 to 1998, Mr. Hanson served as President and CEO of Option Care, Inc., a provider of home health care services. Prior to joining Option Care, Mr. Hanson held a variety of executive positions with Caremark, Inc. including Vice President Sales and Marketing. Mr. Hanson served as President and Chief Operating Officer of Clinical Partners Inc. in Boston, MA from 1989 to 1991. Prior to 1989, Mr. Hanson was employed for over 20 years at Anthem, Inc., most recently as Senior Vice President.

John N. Kapoor, Ph.D.	61

Dr. Kapoor has been a Director of the Company since its formation in 1990 and served as Chairman until June 2004. Dr. Kapoor is the sole shareholder and President of EJ Financial Enterprises, Inc., a health care consulting and investment company. In addition, Dr. Kapoor serves as a director and Chairman of each of Option Care, Inc., a provider of home health care services, First Horizon Pharmaceutical Corporation, a distributor of pharmaceuticals, Akorn, Inc., a manufacturer, distributor and marketer of generic ophthalmic products and of Introgen Therapeutics, Inc., a gene therapy company. Dr. Kapoor also serves as a director of Duska Therapeutics, Inc., a biopharmaceutical company. Dr. Kapoor received a Ph.D. in medicinal chemistry from the State University of New York and a B.S. in pharmacy from Bombay University.

Frank C. Becker	69

Mr. Becker joined the Board in November 2004. Mr. Becker is currently the President and a partner at Greenfield Chemical, a pharmaceutical consulting and sourcing company. From 1999 to 2002, Mr. Becker served as President and Chief Operating Officer of Sicor Pharmaceuticals, an injectable pharmaceutical company. Mr. Becker is a partner in Southport Marina Development LLC, a firm operating Southport Marina in Kenosha, Wisconsin. Prior to that, Mr. Becker spent over 35 years at Abbott Laboratories, most recently as Vice President of Process Research and Chemical Manufacturing. Mr. Becker received his MBA in Finance from the University of Chicago in 1971, and holds a B.S. in Chemical Engineering from Purdue University.

Bernard A. Fox, Ph.D.	51

Dr. Fox joined the Board in November 2004. Dr. Fox has been Chief of the Laboratory of Molecular and Tumor Immunology at the Earle A. Chiles Research Institute at the Providence Portland Medical Center in Portland, Oregon and also Associate Professor in the Departments of Molecular Microbiology and Immunology and Environmental & Biomolecular Systems at Oregon Health and Science University School of Medicine in Portland, Oregon since 1994. Dr. Fox received his post-doctoral training as a Staff Fellow in the Surgery Branch, Division of Cancer Treatment, Clinical Oncology Program at the National Cancer Institute at the National Institutes of Health in Bethesda, Maryland from 1985 to 1987 and was a Senior Staff Fellow there from 1987 to 1990. Dr. Fox is also a director of The International Society for the Biological Therapy of Cancer and is a member of the scientific advisory boards of Cell Genesys Inc. and the Biological Development Association (Europe).

Paul E. Freiman	70

Mr. Freiman joined the Board in November 2004. Mr. Freiman is currently the President, Chief Executive Officer and a director of Neurobiological Technologies, Inc., a biotechnology company, a post he has held since May 1997. Mr. Freiman served as Chairman and Chief Executive Officer of Syntex Corporation, a pharmaceutical company from 1990-1995. Mr. Freiman currently serves as Chairman of the Board of SciGen Pte. Ltd., and serves on the boards of Penwest Pharmaceutical Co., a pharmaceutical company, Clypte Biomedical Corporation, a developer of in vitro testing solutions, and Otsuka America Pharmaceuticals Inc., a pharmaceutical company. Mr. Freiman has been chairman of the Pharmaceutical Manufacturers Association of America (PhRMA) and has also chaired a number of key PhRMA committees. Mr. Freiman holds a B.S. degree in pharmacy from Fordham University and an honorary doctorate from the Arnold & Marie Schwartz College of Pharmacy.

Kaveh T. Safavi, M.D., J.D.	44

Dr. Safavi joined the Company as a Director in 2000. Dr. Safavi is currently Senior Vice President and Chief Medical Officer of Solucient, LLC, a healthcare information and business intelligence company. From 2000 until 2002, Dr. Safavi served as Vice President of Business and Strategic Development for Alexian Brothers of Illinois, Inc., a multi-hospital health system in metropolitan Chicago, Illinois. Prior to that, Dr. Safavi served as Vice President, Medical Affairs for UnitedHealthcare of Illinois, Inc., a large managed care organization from 1996 to 1999 and served as President of Health Springs Medical Group of Illinois, a primary care group practice and physician practice management company from 1993 to 1995.

2005 Director Nominations

In November 2004, the Company and Dr. Kapoor, Mr. Hanson, Dr. Safavi and Mr. Gregory Young, who at that time was President and CEO of the Company, but who has since resigned from all positions with the Company, entered into a Settlement Agreement to resolve the consent solicitation which Dr. Kapoor had initiated for the purpose of removing all of the members of the Board, other than Mr. Young. Under the terms of the Settlement Agreement, the resignations of two of the then members of the Board of Directors, Dr. Matthew Rogan and Mr. Sander Flaum, were accepted, the size of the Board was increased to eight, and Messrs. Becker, Eidell, Fox and Freiman were added to the Board of Directors. Further, the Settlement Agreement provided that each of the continuing directors, as well as the newly appointed directors, would be nominated at the 2005 Annual Meeting, that the Company would use its best efforts to solicit proxies for the election of such nominees and that the parties to the Settlement Agreement, including, but not limited to Dr. Kapoor, would vote in favor of the persons nominated for election at the 2005 Annual Meeting. By its terms, the Settlement Agreement will expire on December 1, 2005.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE ELECTION OF ALL NOMINEES FOR DIRECTOR.

CORPORATE GOVERNANCE POLICIES AND PRACTICES

Board of Directors and its Committees

The following table provides information regarding the membership of and number of meetings during 2004 of the Company’s Board of Directors and its committees.

Name	Board of Directors		Audit Committee		Compensation Committee		Corporate Governance Committee
Frank C. Becker(1)	X		X		X		X
Ronald G. Eidell(1)(2)	X		X				X
Bernard A. Fox(1)	X				X		X
Paul E. Freiman(1)	X		X		X	*	X
Erick E. Hanson(3)	X	*			X		X	*
John N. Kapoor	X
Kaveh T. Safavi(3)	X		X	*			X
Number of 2004 Meetings	12		8		2		2

*                    indicates Chairman

(1)                 Elected to the Board in November 2004.

(2)                 Upon assuming the duties of President and CEO on March 8, 2005, Mr. Eidell resigned from all Board Committees.

(3)                 Upon Mr. Eidell resigning from the Audit Committee in March 2005, Mr. Hanson was appointed to that Committee and Dr. Safavi was designated Chairman.

Each Director attended at least 75% of the aggregate of the meetings of the Board and its committees on which they served during their tenure on the Board. Messrs. Hanson, Kapoor and Safavi, each of whom was re-elected at the 2004 Annual Meeting, attended the 2004 Annual Meeting. Each of the Directors is expected to attend the Company’s 2005 Annual Meeting of Stockholders.

NeoPharm Ethics Program.

The Company has adopted a Code of Business Conduct and Ethics for all directors, officers, employees, agents and representatives of the Company, which incorporates the Code of Ethics required by the rules of the Securities and Exchange Commission (“SEC”) to be applicable to a company’s chief executive officer, chief financial officer, and chief accounting officer or controller, and a Code of Conduct Grievance Procedure. Links to these documents, including printable versions, are available on the NeoPharm, Inc. website at www.neophrm.com. The documents are also available in print upon request. Any waivers to the Code of Business Conduct and Ethics will, to the extent required by applicable law or regulation, be disclosed on the Company’s website.

Determinations Regarding Director Independence

The Board of Directors has determined each of the following directors to be an “independent director” as such term is defined in Marketplace Rule 4200(a)(15) of the National Association of Securities Dealers (the “NASD”): Frank C. Becker, Bernard A. Fox, Ph.D., Paul E. Freiman, Erick E. Hanson, and Kaveh T. Safavi, M.D., J.D.

In this proxy statement these five directors are sometimes referred to individually as an “Independent Director” and collectively as the “Independent Directors.” The Independent Directors regularly meet without members of management present and Mr. Hanson presides at these meetings.

The Board of Directors has also determined that each of the current members of the Audit, Compensation and Corporate Governance Committees of the Board meets the independence requirements applicable to those committees prescribed by the NASD and the SEC.

With the assistance of legal counsel, the Corporate Governance Committee reviewed the applicable legal standards for Board member and Board committee independence, as well as the answers to annual questionnaires completed by each of the directors. On the basis of this review, the Corporate Governance Committee delivered a report to the full Board of Directors and the Board made its independence determinations based upon the Corporate Governance Committee’s report and each member’s review of the information made available to the Corporate Governance Committee.

Committees

The Board of Directors has Audit, Compensation, and Corporate Governance Committees. The principal responsibilities of each of these committees are described generally below, and in detail in their respective Committee Charters, which are each available at www.neophrm.com.

Audit Committee.   The Audit Committee operates pursuant to a written charter, which complies with the applicable provisions of the Sarbanes-Oxley Act of 2002 and related rules of the SEC and the NASD. As more fully described in the Charter, the Audit Committee is responsible for overseeing the Company’s accounting and financial reporting processes, including the quarterly reviews and the annual audit of the Company’s financial statements by KPMG LLP, the Company’s independent registered public accounting firm. The Audit Committee also serves as the Company’s Qualified Legal Compliance Committee for purposes of Section 307 of the Sarbanes-Oxley Act.

During 2004, the Audit Committee held 8 meetings. The Audit Committee currently consists of Messrs. Safavi, Becker, Freiman and Hanson. Prior to his appointment as President and CEO, Mr. Eidell had served as Chairman of the Audit Committee since being elected to the Board in November 2004. Following his appointment as President and CEO, Mr. Eidell resigned from the Audit Committee, as well as the Corporate Governance Committee. Upon Mr. Eidell’s resignation form the Audit Committee, Dr. Safavi was appointed Chairman and Mr. Hanson was appointed by the Board to fill the vacancy created by Mr. Eidell’s departure.

The Board of Directors has determined that each of the current members of the Audit Committee meets the independence criteria prescribed by applicable law and the rules of the SEC for audit committee membership and is an “independent director” as defined in NASD Rule 4200(a)(15). The Board has also determined that Paul E. Freiman qualifies as an audit committee financial expert, as defined by the regulations promulgated by the SEC.

Compensation Committee.   The Compensation Committee is responsible for conducting an annual review of the Company’s compensation packages for senior executive officers, including the president and chief executive officer. In connection therewith, the Compensation Committee reviews and recommends to the Board of Directors (i) the annual base salary level, (ii) the annual cash bonus opportunity level, and (iii) the long-term incentive opportunity for each senior executive officer. The Compensation Committee’s recommendations are reviewed and approved by the Board of Directors.

During 2004, the Compensation Committee held 2 meetings. The Compensation Committee currently consists of Messrs. Freiman, Becker, Fox, and Hanson. Each of the current members of the Compensation Committee qualifies as an “outside director” under Section 162(m) of the Internal Revenue Code (the “Code”), a “non-employee director” as such term is defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and an “independent director” as such term is defined in NASD Rule 4200(a)(15).

Corporate Governance Committee.   The Corporate Governance Committee is responsible for developing and implementing policies and procedures that are intended to constitute and organize appropriately the Board of Directors to meet its fiduciary obligations to the Company and its stockholders on an ongoing basis. Among its specific duties, the Corporate Governance Committee makes recommendations to the Board of Directors about the Company’s corporate governance processes, assists in identifying and recruiting candidates for the Board, develops and recommends criteria for director nominee qualifications, considers nominations to the Board received from stockholders, makes recommendations to the Board regarding the membership and size of the Board’s committees, oversees the annual evaluation of the effectiveness of the organization of the Board and of each of its committees, periodically reviews and recommends to the Board an overall compensation program for directors, and develops and recommends to the Board, and annually reviews, the Company’s Code of Business Conduct and Ethics.

During 2004, the Corporate Governance Committee held 2 meetings. The Corporate Governance Committee currently consists of Messrs. Hanson, Becker, Fox, Freiman and Safavi. The Board of Directors has determined that each of the Compensation Committee members meet Nasdaq independence requirements.

Recommending Candidates for Board Membership

The Corporate Governance Committee is responsible for identifying, screening, personally interviewing and recommending director nominee candidates to the Board. The Corporate Governance Committee considers nominees on the basis of their integrity, experience, achievements, judgment, intelligence, personal character, ability to make independent analytical inquiries, willingness to devote adequate time to Board duties, and the likelihood that they will be willing to serve on the Board for a sustained period.

The Corporate Governance Committee will consider qualified director candidates who are suggested by stockholders in written submissions to NeoPharm’s Secretary at NeoPharm, Inc., 150 Field Dr., Suite 195, Lake Forest, IL 60045; Attention: Corporate Secretary’s Office (fax no. 847-295-8854; email: corporatesecretary@neophrm.com). Any recommendation submitted by a stockholder must include the name of the candidate, a description of the candidate’s educational and professional background, contact information for the candidate and a brief explanation of why the stockholder feels the candidate is suitable for election and a representation that the individual so proposed has consented to be nominated for consideration as a director. The Corporate Governance Committee will apply the same standards in considering director candidates recommended by stockholders as it applies to other candidates.

In addition to recommending director candidates to the Corporate Governance Committee, stockholders may also nominate one or more persons for election as a director of the Company at an annual meeting of stockholders if the stockholder complies with the notice, information and consent provisions contained in the Company’s Amended and Restated Bylaws, including, but not limited to, the Company’s advance notice bylaw provision which was adopted in 2003. Under the advance notice bylaw, in order for the director nomination to be timely, a stockholder’s notice to the Company’s secretary must be delivered to the Company’s principal executive offices not less than 120 days prior to the anniversary of the date of the Company’s proxy statement was mailed to stockholders in connection with the previous year’s annual meeting. In the event that the Company sets an annual meeting date that is not within 30 days before or after the date of the immediately preceding annual stockholders meeting, notice by the stockholder must be received no later than the close of business on the later of 120 days in advance of such annual meeting and the 10th day following the day on which public disclosure of the date of the annual meeting was made. Nominations, as well as other proposals for the Company’s Annual Meeting of Stockholders to be held in 2006. must be submitted in writing addressed to: Corporate Secretary, NeoPharm, Inc., 150 Field Drive, Suite 195, Lake Forest, Illinois 60045. Nominations must include the name, business and residence address, principal business occupation or employment of the candidate, the class and number of shares of the Company beneficially owned by the candidate, a description of all arrangements or understanding between the nominating stockholder and the nominee pursuant to which the nomination is made and any other information relating to the nominee that is required pursuant to Regulation 14A under the Securities Exchange Act of 1934. Nominations for the 2006 Annual Meeting of Stockholders (assuming the meeting is within 30 days of June 16th) must be received by the Corporate Secretary no later than December 30, 2005.

Compensation of Directors

Directors who are employed by the Company receive no additional compensation as fees for serving as a director. Non-employee directors (“Outside Directors”) are eligible to receive grants of restricted stock. Each Outside Director is granted restricted shares of the Company’s Common Stock with an approximate value of $50,000 annually, prorated for any partial service year. The shares are not available for sale until the one-year anniversary of the stock grant. Currently six Outside Directors are eligible to participate in this program. Prior to accepting the position of interim CEO and President, Director Eidell was eligible for the program, and received shares of restricted stock in 2004.

The Chairman of the Board is paid annual compensation of $120,000 for services as Chairman. In addition, all Outside Directors are paid a quarterly fee to serve on the various committees of the Board of Directors, as indicated in the table below. Directors are reimbursed for reasonable out-of-pocket expenses incurred in connection with attendance at any Board or Committee meetings.

Committee	Member Compensation per Quarter
Governance	$5,000
Compensation	$2,000
Audit	$2,000

Other Relationships

In the first half of 2004, the Company had a consulting relationship with EJ Financial Enterprises, Inc., of which Dr. Kapoor, a director and former Chairman of the Company, is the President and sole stockholder. This consulting relationship was not renewed after it expired on June 30, 2004. On March 8, 2005, Mr. Eidell agreed to serve as the interim President and CEO of the Company. See “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS” for additional information.

Shareholder Communications

Shareholders may communicate directly with the Board of Directors, any of its committees or any individual director by mailing correspondence (addressed to the attention of the Board, an individual director or a committee, as appropriate), to:

NeoPharm, Inc.

150 Field Drive, Suite #195

Lake Forest, IL 60045

USA

Attn: (name of addressee)

REPORT OF THE COMPENSATION COMMITTEE

Philosophy and Objectives.   The Company’s executive compensation program is administered by the Compensation Committee of the Board of Directors, which currently consists of directors Freiman, Becker, Fox, and Hanson. Mr. Freiman serves as Chairman of the Committee. Under its charter, the Compensation Committee is charged with reviewing, analyzing and making recommendations to the full Board regarding the compensation of the Company’s executive officers, evaluating the performance of the Chief Executive Officer (“CEO”) and approving and making recommendations to the full Board on the grant of stock options under the Company’s 1998 Equity Incentive Plan.

The Compensation Committee believes that the goal of the compensation program for the Company’s executive officers should be to align executive compensation with the Company’s business objectives and performance in a manner which emphasizes increasing value for stockholders and allows the Company to reward those executive officers who contribute to the Company’s long-term success. Based upon this objective, the Compensation Committee’s incentive compensation program is designed to pay base salaries to executives at levels that enable the Company to attract, motivate and retain capable executives. In addition, the Compensation Committee may recommend annual cash bonuses, as well as stock option grants, as a component of compensation and/or as a reward for performance based upon:

•       individual performance;

•       the Company’s operating and financial results and departmental goals;

•       the actions of the Company’s peer group; and

•       other performance measures.

Stock option grants, which are made at the fair market value of the common stock on the grant date, are intended to result in no reward if the stock price does not appreciate, but may provide substantial rewards to executives as stockholders benefit from stock price appreciation.

Components of Compensation.   There are three major elements of executive officer compensation:

•       base salary;

•       annual cash bonus awards; and

•       equity-based incentive awards in the form of stock option grants.

Executive officers also receive other standard benefits, including medical, disability and life insurance, and an automobile allowance.

The Compensation Committee uses its subjective judgment in determining executive officer compensation levels and takes into account both qualitative and quantitative factors. Among the factors considered by the Compensation Committee are the recommendations of the Company’s CEO with respect to the compensation of other key executive officers.

In making compensation decisions, the Compensation Committee considers compensation practices and the financial performance of the Company and its peer group. The peer group is comprised of drug delivery and biotech companies that are among those entities which participate in an annual biotechnological survey conducted by Radford Associates in conjunction with Aon Consulting Group (the “Radford Survey”). The 2004 Radford Survey included public and private companies considered to be similar to the Company or to be its competitors. Specific compensation for individual officers will vary from these peer levels as a result of subjective factors considered by the Compensation Committee unrelated to compensation practices of comparable companies. In addition, in 2004 the Compensation Committee commissioned Aon Consulting Group to specifically review the compensation of each of the

Company’s executive officers, to compare their compensation with the Company’s peer group and to report its findings to the Compensation Committee (the “Aon Report”).

The Compensation Committee uses this information as a guide, and in general does not target total executive compensation or any component thereof to any particular point within, or outside, the range of peer group results.

Base Salary.   Each Company executive receives a base salary. The Company targets base pay at the level believed necessary to attract and retain capable executives. In determining salaries, the Compensation Committee also takes into account, among other factors, individual experience and performance and specific needs particular to the Company. In determining base salaries for 2004, the Compensation Committee reviewed the Aon Report data with the Board for each executive position. In addition, the Compensation Committee reviewed the responsibility level of each position, together with the executive officer’s individual performance for the prior year and objectives for the current year. In addition, the Company’s overall performance during the past year was compared to objectives for the prior year and performance targets for the current year. On the basis of these factors, during 2004, the base salaries for each of our executive officers, other than the CEO, were adjusted 4%.

Bonus.   In addition to base salary, executive officers are eligible to receive an annual cash bonus. Bonuses are determined based upon the achievement of qualitative and quantitative individual, departmental and Company performance, as well as a comparison to comparable positions among peer group companies. For 2004, in addition to utilizing the Aon Report, the Compensation Committee also took into consideration the Company’s cash flow needs on a going-forward basis. It was only after satisfying itself that management had taken appropriate steps to reduce the Company’s on-going cash utilization that the Committee determined that bonuses could be paid to the executive officers. For 2004, the cash bonus provided to the Company’s executive officers as a percentage of base salary was approximately 29%, the average level for the Company’s peer group.

Stock Options.   The Compensation Committee believes that it is important for executives to have an equity stake in the Company, and, toward this end, from time to time recommends to the full Board stock option grants for key executives. Stock options have the potential to represent a valuable portion of the compensation program for the Company’s executive officers. The exercise price of stock options is the fair market value of the shares on the date of the grant and generally only provide a benefit if the value of the shares increases. Upon a “Change of Control,” as defined in the 1998 Equity Incentive Plan, all options become vested unless otherwise provided in the Stock Option Award granting such options. In 2004, as a result of the reorganization of the Board of Directors, a “change of control” for purposes of the 1998 Equity Incentive Plan was deemed to have occurred, and the previously issued, but unvested, options held by the Company’s executive officers, other than Mr. Young, who under the provisions of the 1998 Equity Incentive Plan was determined not to be eligible, became vested. In recommending option awards, the Compensation Committee reviews the needs of the Company in obtaining or retaining a particular individual’s services, the recommendations of the CEO, the awards granted to other executives within the Company and the individual officers specific role and contribution to the Company. In 2004, the Compensation Committee recommended grants of options to purchase an aggregate of 821,500 shares of common stock, including options to executive officers to purchase an aggregate of 450,000 shares.

Chief Executive Officer Compensation.   When Mr. Gregory P. Young was hired in June 2004, the Company entered into an Employment Agreement with him providing for a base salary of $325,000, which was less than the salary then being paid to his predecessor, Mr. James Hussey. The Company also agreed to pay Mr. Young a sign-on bonus of $97,500, which was payable in two installments consisting of a payment of $25,000 upon execution of his Employment Agreement and $72,500 on February 15, 2005. In negotiating the terms of his employment, the Compensation Committee utilized the services of the executive recruiting firm of Egon Zehnder International, as well as peer group information contained in the Radford Survey. Mr. Young was also awarded stock options for 250,000 shares, at a price equal to 85% of the stock price on the date of grant, which options, however, would fully vest only if he remained with the Company for four years. In addition, Mr. Young was given the ability to earn Contingent Options which would become available, if at all, only if the Company’s stock achieved preset performance goals. As reflected in the Executive Compensation table below, during 2004 Mr. Young received $153,958 in base salary. Mr. Young also received a milestone-based bonus of $69,323 for 2004, in accordance with the terms of his contract. Additional information on payments and benefits to be received by Mr. Young following his resignation is contained under the heading “EXECUTIVE COMPENSATION-Employment and Other Agreements.”

Mr. James Hussey, received $158,340 in base salary prior to resigning as President and CEO of the Company on June 17, 2004. Mr. Hussey’s scheduled annual base salary of $339,768 for 2004, placed him in the 60th percentile of the Radford Survey for the Company’s peer group. Under the terms of his employment contract, Mr. Hussey was also eligible to receive a bonus which varied based on his achievement of various performance goals. Based on his performance in 2003, Mr. Hussey was granted 120,000 common stock options in 2004. Additional information on payments and benefits to be received by Mr. Hussey after his resignation is contained under the heading “EXECUTIVE COMPENSATION—Employment and other Agreements.”

Tax Deduction for Compensation.   Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”), provides that no deduction for federal income tax purposes shall be allowed to a publicly held corporation, such as the Company, for applicable employee remuneration with respect to any covered employee to the extent that the amount of such remuneration for the taxable year with respect to such employee exceeds $1.0 million. For purposes of this limitation, the term “covered employee” generally includes the chief executive officer of the corporation and the four highest compensated officers of the corporation (other than the chief executive officer), and the term “applicable employee remuneration” generally means, with respect to any covered employee for the taxable year, the aggregate amount allowable as a federal income tax deduction for services performed by such employee (whether or not during the taxable year); provided, however, that applicable employee remuneration does not include, among other items, certain remuneration payable solely on account of the attainment of one or more performance goals (“performance based compensation”). It is the Company’s general intention that the remuneration paid to its covered employees not exceed the deductibility limitation established by Section 162(m). While it is not anticipated that any executive officer of the Company will receive compensation in excess of the Section 162(m) limit, due to the fact that not all remuneration paid to covered employees may qualify as performance-based compensation, it is possible that the Company’s deduction for remuneration paid to any covered employee during a taxable year could be limited by Section 162(m).

Submitted by the Compensation Committee of the Board of Directors

Paul E. Freiman, Chairman,

Frank C. Becker,

Bernard A. Fox and

Erick E. Hanson

EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation of Executive Officers.   The following table sets forth certain summary compensation information for the fiscal year ended December 31, 2004, for services rendered by each person who served as chief executive officer of the Company at any time during 2004 and for each executive officer of the Company who received more than $100,000 in salary and bonus in 2004 (the “Named Executive Officers”).

						Long Term
		Annual Compensation				Compensation Awards
Name and Principal Position	Fiscal Year	Salary($)	Bonus($)		Other Annual Compensation	Restricted Stock Awards($)	Options(#)		All Other Compensation
Gregory P. Young,	2004	$153,958	$166,823	(3)	$3,438	$0	250,000	(4)	$0
Chief Executive Officer
and President(1)
James M. Hussey,	2004	$158,340	$0		$6,376	$0	120,000	(5)	$308,510	(6)
Chief Executive Officer	2003	339,768	111,158		10,169	0	46,000	(5)	0
and President(2)	2002	326,700	179,685		9,000	0	287,500	(5)	0
Jeffrey W. Sherman, M.D.,	2004	$255,530	$64,999		$4,036	$0	30,000	(5)	$0
Chief Medical Officer and	2003	245,700	47,631		5,760	0	23,000	(5)	0
Executive Vice President	2002	236,250	70,875		3,600	0	37,375	(5)	0
Imran Ahmad, Ph.D.,	2004	$214,000	$54,570		$4,438	$0	30,000	(5)	$0
Chief Scientific Officer and	2003	187,200	66,160		4,383	0	0		0
Executive Vice President	2002	180,000	54,000		3,600	0	83,375	(5)	0
Lawrence A. Kenyon,	2004	$162,240	$41,371		$4,163	$0	20,000	(5)	$0
Chief Financial Officer	2003	156,000	30,420		4,241	0	0		0
and Secretary	2002	150,000	45,000		3,600	0	54,625	(5)	0

(1)                 Mr. Young joined the Company as President and CEO July 12, 2004, and resigned as President and CEO March 8, 2005.

(2)                 Mr. Hussey resigned as President and CEO June 17, 2004, and entered into a Separation Agreement and Full Release of All Claims providing for certain severance payments. See “EXECUTIVE COMPENSATION-Employment and Other Agreements.”

(3)      Includes a sign-on bonus of $97,500.

(4)                 The stock options become exercisable for 25% of the covered shares on July 12, 2005 and become exercisable with respect to an additional 25% on each anniversary of such date, while Mr. Young is a consultant to the Company. See “EXECUTIVE COMPENSATION-Employment and Other Agreements.”

(5)                 The stock options became exercisable for 100% of the covered shares on November 11, 2004.

(6)                 Includes salary continuation payments of $181,428, a milestone related bonus of $86,640, earned vacation pay of $32,669 paid at time of resignation and Company paid medical insurance premiums of $7,773 pursuant to a separation agreement.

Option Grants in Last Fiscal Year

The following table sets forth information with respect to grants of options to purchase shares of Common Stock granted to the Named Executive Officers during the fiscal year ended December 31, 2004.

Individual Grants

	Granted	% of Total Options Granted to Employees	Exercise Price	Expiration	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Terms
Name	Options(#)	in Fiscal Year	Per Share	Date	5%	10%
Gregory P. Young	250,000	30.4%	$7.89	7/12/2014	$1,240,495	$3,143,657
James M. Hussey	120,000	14.6%	19.91	2/17/2014	1,502,555	3,807,769
Jeffrey W. Sherman	30,000	3.7%	19.91	2/17/2014	375,639	951,942
Imran Ahmad	30,000	3.7%	19.91	2/17/2014	375,639	951,942
Lawrence A. Kenyon	20,000	2.4%	19.91	2/17/2014	250,426	634,628

Aggregated Option Exercises in Last Fiscal
Year, and Fiscal Year-End Option Values

The following table sets forth information with respect to stock options exercised during the fiscal year ended December 31, 2004, and the value at December 31, 2004, of unexercised stock options held by the Named Executive Officers:

Individual Grants

Name	Shares Acquired on Exercise #	Value Realized $	Number of Unexercised Options at Fiscal Year-End Exercisable/Unexercisable #	Value of Unexercised Options In-the Money at Fiscal Year-End Exercisable/Unexercisable $*
James M. Hussey	79,500	$714,232	1,024,124/0	$3,366,200/$0
Gregory P. Young	0	0	0/250,000	0/1,155,000
Jeffrey W. Sherman	0	0	343,375/0	0/0
Imran Ahmad	0	0	220,900/0	23,460/0
Lawrence A. Kenyon	0	0	144,200/0	15,640/0

*Represents the fair market value at December 31, 2004 of the Common Stock underlying the options minus the exercise price.

Equity Compensation Plans

The following table sets forth certain information as of December 31, 2004, with respect to compensation plans under which shares of the Company’s Common Stock may be issued.

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance
Equity compensation plans approved by stockholders	3,713,376	$13.17	1,178,250
Equity compensation plans not approved by stockholders	—	—	—
Total	3,713,376	$13.17	1,178,250

1998 Equity Incentive Plan.   The 1998 Equity Incentive Plan (the “1998 Plan”) which was originally approved by stockholders in July 1998, and amended by the stockholders in June 2002, is described in more detail in Note 5 in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2004. Under the terms of the 1998 Plan, outstanding options would automatically vest upon a “Change of Control” as defined in the 1998 Plan. Such a Change of Control occurred in November 2004 upon the reorganization of the Company’s Board of Directors. The 1998 Plan, as amended, authorizes the grant of options to the Company’s employees, officers, directors and consultants of up to 4,000,000 shares of the Company’s Common Stock. Options to purchase 1,484,826 shares remain available for future grants under the 1998 Plan.

1995 Stock Option Plan.   The 1995 Stock Option Plan (the “1995 Plan”) was approved by stockholders in January 1995, and was replaced by the 1998 Plan upon approval of that Plan by stockholders in July 1998. Under the terms of the 1995 Plan, the Board of Directors, or a designated committee of the Board, as the administrator of the 1995 Plan, has the discretion to allow unvested and vested options to be exercisable upon a merger or sale of the Company’s assets. The 1995 Plan authorized the grant of options to the Company’s employees, officers, directors and consultants of up to 1,400,000 shares of the Company’s common stock. No options to purchase any shares of the Company’s Common Stock remain available for future grants under the 1995 Plan, however, options to purchase 389,149 shares remain outstanding under the 1995 Plan.

Employment and Other Agreements

Mr.  James M. Hussey, who resigned as President and CEO of the Company as of June 17, 2004, had been employed pursuant to an employment agreement (the “Hussey Agreement”) with the Company entered into as of March 16, 1998. Under the terms of the Hussey Agreement, in addition to a base salary, which was reviewed annually by the Compensation Committee of the Board and which had been increased during the term of Mr. Hussey’s employment from $250,000 in 1998 to $339,768 in 2004, Mr. Hussey was also eligible for a bonus based on the Company’s performance in the prior year, as well as options under the Company’s stock option plan. Upon execution of the Agreement, Mr. Hussey received 400,000 options and subsequently received additional stock options under the 1998 Plan.

Upon resigning, Mr. Hussey and the Company entered into a Separation Agreement and Full Release of All Claims (the “Hussey Separation Agreement”). Under the terms of the Hussey Separation Agreement, Mr. Hussey became eligible to receive salary continuance for 12 months based upon his annual base salary at the time of his resignation ($339,768), Company paid insurance premiums under the Company’s medical insurance plan, plus a payment equal to 50% of Mr. Hussey’s target milestone bonus, payable when 2004 bonuses were paid to the Company’s employees, provided the Hussey Separation Agreement had not been terminated prior to that time. The Hussey Separation Agreement provides that the salary continuance and medical insurance premium payments cease at such time as Mr. Hussey accepts full-time employment or the first date that Mr. Hussey provides consulting or other services to certain other pharmaceutical or biotechnology organization. Additionally, the Hussey Separation Agreement provides for Mr. Hussey to be a consultant to the Company for a period of 24 months or the termination of the Hussey Separation Agreement, whichever is earlier, during which time all options previously granted to Mr. Hussey continue to vest and remain exercisable until 90 days after termination of the consulting period. In March 2005, the Company entered into an amendment of the Hussey Separation Agreement pursuant to which Mr. Hussey agreed to accept a Stock Bonus under the 1998 Plan in lieu of all remaining cash payments due under the Hussey Separation Agreement. As of March 10, 2005, the effective date of the amendment, Mr. Hussey was owed a total of $188,353 (consisting of $86,641 of bonus and $101,712 of remaining salary continuation payments), which amount, at the closing price of the Company’s Common Stock on March 10, 2005, the date of the stock grant, resulted in the granting of a Stock Bonus to Mr. Hussey of 23,692 shares of the Company’s Common Stock.

On June 17, 2004, the Company entered into an Employment Agreement with Mr. Hussey’s successor, Mr. Gregory P. Young, (the “Young Employment Agreement”). Under the terms of the Young Employment Agreement, which became effective July 12, 2004, Mr. Young was to be paid an annual base salary of $325,000 and a sign-on bonus of $97,500. The sign-on bonus was paid in two installments, with the first $25,000 installment paid upon commencement of Mr. Young’s employment on July 12, 2004, and the second installment of $72,500 paid on February 15, 2005. Mr. Young’s agreement also provided for the possibility of an annual performance-based milestone bonus payment, a monthly car allowance of $600, and an annual reimbursement of up to $3,000 for the cost of financial and estate planning. Additionally, upon commencing his employment on July 12, 2004, Mr. Young received a stock option grant of 250,000 options with a grant price of 85% of the Company’s closing stock price on July 12, 2004. These options were to vest in four equal annual installments on the anniversary of the option grant date. The Young Employment Agreement also allowed for additional specified contingent option grants of up to 350,000 options in the future if the Company’s Common Stock reached certain pre-determined closing price levels.

Mr. Young’s Employment Agreement was terminated effective upon his resignation as a director, President and CEO of the Company on March 8, 2005. On March 11, 2005, the Company and Mr. Young entered into a Separation Agreement and Full Release of All Claims (the “Young Separation Agreement”) pursuant to which Mr. Young is eligible to receive salary continuance for 12 months, based upon Mr. Young’s then base salary of $325,000, and Company paid health insurance, or COBRA payments, for 12 months. Both the salary continuance and medical insurance will be discontinued once Mr. Young accepts full-time employment, other than with a charitable entity, or provides services to certain competing businesses. Mr. Young is obligated to provide consulting services to the Company for a period of 12 months, during which period previously granted options will continue to vest and remain exercisable until 90 days after the end of the consulting period.

Each of the Named Executive Officers, other than Mr. Hussey and Mr. Young, accepted employment with the Company on the basis of a term sheet which set forth the salary and benefits to be provided by the Company, including, but not limited to, an undertaking by the Company to provide salary continuation payments upon a termination of the individual’s employment with the Company, at the salary level in existence at the date of termination, for a period of six months for Dr. Sherman and Mr. Kenyon, and for a period of twelve months for Dr. Ahmad. Dr. Ahmad’s and Mr. Kenyon’s employment is at will, and may be terminated by the Company or the individual, at any time. Dr. Sherman’s employment may be terminated by the Company or Dr. Sherman after giving two months prior notice.

The Company has entered into indemnification agreements with directors Hanson, Kapoor and Safavi and with Mr. Gregory Young, its prior Chief Executive Officer, Mr. Lawrence Kenyon, its Chief Financial Officer, Dr. Jeffrey Sherman, its Chief Medical Officer, and Dr. Imran Ahmad, its Chief Scientific Officer (each an “Indemnitee”) in order to induce them to continue to serve as officers and directors of the Company. The various agreements provide, among other things, the Indemnitees with contractual rights to indemnification and advancement or reimbursement of expenses to the extent of the law in connection with any and all expenses, damages, judgments, fines, penalties, and amounts paid in settlement incurred by the Indemnitees as a result of their service to and actions on behalf of the Company. The rights to indemnification under the agreements are in addition to any rights to indemnification contained in the Company’s By-laws or otherwise available under the laws of the State of Delaware.

Compensation Committee Interlocks and Insider Participation

Mr. James M. Hussey, the Company’s Chief Executive Officer and President for the first five and one-half months of 2004, was a director and member of the compensation committee of Option Care, Inc. until May 2004. Dr. John N. Kapoor, a director of the Company, and Chairman prior to June 2004, was also Chairman of the Board of Option Care and received a salary from that company. Mr. Hussey did not stand for re-election as a director of Option Care at that company’s annual meeting in May 2004.

SECURITY OWNERSHIP

Except as otherwise noted, the following table sets forth certain information regarding beneficial ownership of shares of the Common Stock as of April 22, 2005 by (i) all those known by the Company to be beneficial owners of more than 5% of its outstanding Common Stock, (ii) each director of the Company and each nominee for director, (iii) each of the Named Executive Officers, and (iv) all executives, directors and nominees for director as a group. Unless otherwise noted, each person’s address is in care of NeoPharm, Inc., 150 Field Drive, Suite 195, Lake Forest, Illinois 60045.

	Amount and Nature of		Percent of
Name	Beneficial Ownership(1)		Class
John N. Kapoor, Ph.D.	5,129,293	(2)	21.75%
Kern Capital Management LLC	2,894,970	(3)	12.29
John N. Kapoor 1994 A Annuity Trust	1,957,404	(4)	8.31
GAM Holding AG	1,665,130	(5)	7.07
David M. Knott	1,481,638	(6)	6.29
AXA Financial, Inc.	1,377,681	(7)	5.85
James M. Hussey	862,241	(8)	3.53
Jeffrey W. Sherman, M.D.	343,375	(9)	1.44
Imran Ahmad, Ph.D.	220,900	(10)	*
Lawrence A. Kenyon	144,200	(11)	*
Erick E. Hanson	44,751	(12)	*
Kaveh T. Safavi, M.D.	35,472	(13)	*
Frank C. Becker	7,500		*
Ronald G. Eidell	5,600		*
Bernard A. Fox	2,500		*
Paul E. Freiman	2,500		*
All officers and directors as a group (11 persons)	6,798,332		26.98%

*                    Indicates ownership of less than 1%.

(1)                 Based on 23,548,855 shares of Common Stock outstanding as of April 22, 2005. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “Commission”) and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options or warrants exercisable or convertible within 60 days are deemed outstanding for purposes of computing the percentage of the person or group holding such options.

(2)                 Includes 31,625 shares that may be acquired pursuant to vested options, 5,342 shares held directly by Dr. Kapoor, 1,217,616 shares held by the John N. Kapoor Trust, dated 9/20/89 (the “JNK Trust”), of which Dr. Kapoor is the sole trustee and sole beneficiary, and 1,144,586 shares held by EJ Financial/NEO Management, L.P. (the “Limited Partnership”) of which John N. Kapoor is Managing General Partner. The amount shown also includes: 379,500 shares which are held by the John N. Kapoor Charitable Trust (the “Charitable Trust”), of which Dr. Kapoor and his spouse are co-trustees; 1,957,404 shares which are owned by the John N. Kapoor 1994-A Annuity Trust (the “Annuity Trust”) of which the sole trustee is Editha Kapoor, Dr. Kapoor’s spouse; and 393,220 shares which are owned by four trusts which have been established for Dr. Kapoor’s children (the “Children’s Trusts”) of which the sole trustee is Editha Kapoor. Dr. Kapoor does not have or share voting, investment or dispositive power with respect to the shares owned by the Annuity Trust or the Children’s Trusts and Dr. Kapoor disclaims beneficial ownership of these shares as well as the shares held by the Charitable Trust.

(3)                 The address for Kern Capital Management LLC (“KCM”) is 114 West 47th Street, Suite 1926, New York, NY 10036. Ownership as reported by KCM is as of February 14, 2005. In its Schedule 13-G filing, KCM advised that Robert E. Kern, Jr. (R. Kern) and David G. Kern (D. Kern), as controlling members of KCM, may be deemed to be beneficial owners of the securities of the Company owned by KCM as of December 31, 2004, as those individuals share the power to direct the voting or disposition of the securities. KCM further states in its filing that: “Neither the filing of this Schedule nor any of its contents shall be deemed to constitute an admission that either R. Kern or D. Kern is, for any purpose, the beneficial owner of any such securities to which this Schedule relates, and such beneficial ownership is expressly denied.”

(4)                 The sole trustee of the John N. Kapoor 1994-A Annuity Trust (the “Annuity Trust”) is Editha Kapoor, Dr. Kapoor’s spouse, who also serves as trustee for four trusts which have been established for their children (the “Childrens’ Trusts”) and which collectively own 393,220 shares and as co-trustee with Dr. Kapoor of the John N. Kapoor Charitable Trust, which owns 379,500 shares. The shares held by the Childrens’ Trusts and the Charitable Trust are not included in the reported shares. As Editha Kapoor is Dr. Kapoor’s spouse, the shares held by the Annuity Trust are also shown in this table as being beneficially owned by Dr. Kapoor.

(5)                 The address for GAM Holding AG (“GAM”) is Klaustrasse 10, 8008 Zurich, Switzerland. Ownership is as reported by GAM on Schedule 13G on February 3, 2005. GAM states in its Schedule 13G filing that, as of December 31, 2004, the Company’s shares are held by its subsidiaries, GAM International Management Limited and GAM Limited, London, and that: “No subsidiary of GAM holds more than 5% of the outstanding voting securities.” GAM has advised the Company that the Company’s shares held by its subsidiaries are owned by widely held mutual funds over which the subject subsidiaries retain discretionary investment authority.

(6)                 Ownership of these shares has been reported jointly by David M. Knott and Dorsett Management Corporation; (“Dorsett”). The address for both Mr. Knott and Dorsett is 485 Underhill Boulevard, Suite 205, Syosset, NY 11791. Joint ownership is as reported by the holders on Schedule 13G on February 9, 2005.

(7)                 Ownership of the shares is jointly reported by AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Via Mutuelle, AXA Courtage Assurance Mutuelle, AXA and AXA Financial, Inc (the “AXA

Group”). The address for AXA Assurances I.A.R.D. Mutuelle and AXA Courtage Assurance Mutuelle is 26, Rue Drout, 75009, Paris, France. The address for AXA is 25, Avenue Matignon, 75008 Paris, France and the address for AXA Financial, Inc. is 1290 Avenue of the Americas, New York, NY. Ownership is as reported by the AXA Group on Schedule 13G on February 14, 2005. The AXA Group states in its filing that: “A majority of the shares reported in the Schedule 13G are held by unaffiliated third-party accounts managed by Alliance Capital Management L.P. an investment adviser. (Alliance Capital Management LP is a majority owned subsidiary of AXA Financial, Inc.).”

(8)                 Includes 845,649 shares that may be acquired pursuant to options exercisable as of April 22, 2005 or that will become exercisable within 60 days of April 22, 2005.

(9)                 Includes 343,375 shares that may be acquired pursuant to options exercisable as of April 22, 2005 or that will become exercisable within 60 days of April 22, 2005.

(10)             Includes 220,900 shares that may be acquired pursuant to options exercisable as of April 22, 2005 or that will become exercisable within 60 days of April 22, 2005.

(11)             Includes 144,200 shares that may be acquired pursuant to options exercisable as of April 22, 2005 or that will become exercisable within 60 days of April 22, 2005.

(12)             Includes 33,637 shares that may be acquired pursuant to options exercisable as of April 22, 2005 or that will become exercisable within 60 days of April 22, 2005.

(13)             Includes 27,312 shares that may be acquired pursuant to options exercisable as of April 22, 2005 or that will become exercisable within 60 days of April 22, 2005.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In 1994, the Company entered into a Consulting Agreement with EJ Financial Enterprises, Inc. (“EJ Financial”). The Consulting Agreement provided that the Company would pay EJ Financial $125,000 per year (paid quarterly) for certain management consulting services consisting primarily of consulting on strategic corporate objectives and operations, including growth and product development opportunities for the Company. These charges reflected the management consulting services provided by EJ Financial to the Company. The management services agreement with EJ Financial was not renewed by mutual agreement of the parties upon its expiration on June 30, 2004. In 2004, a total of $63,120 was paid to EJ Financial under the Consulting Agreement. Dr. John N. Kapoor, a director of the Company, is the president and a director of EJ Financial.

In November 2004, under the terms of the Settlement Agreement dated as of November 11, 2004 among the Company, Dr. Kapoor and certain other directors of the Company, the Company paid $350,000 to EJ Financial to reimburse Dr. Kapoor for a portion of his out-of-pocket expenses incurred in connection with the consent solicitation which he had initiated in September 2004.

In December 2001, following approval by the Company’s Board of Directors, the Company loaned $3,250,000 to Akorn, Inc. an independent, publicly-traded company, to assist Akorn in the completion of its lyophilized products manufacturing facility in Decatur, Illinois. Dr. Kapoor, a member of the Company’s Board of Directors and the Company’s former Chairman of the Board of Directors, is the Chairman of the Akorn Board of Directors and holds a substantial stock position in both companies. The Promissory Note issued by Akorn was due in December 2006, and accrued interest at a rate equal to that received on the Company’s investments in marketable securities, which is lower than the interest rate paid by Akorn on its other outstanding debt. In exchange, the Company entered into a Processing Agreement that granted NeoPharm access to at least 15% of the annual lyophilization manufacturing capacity at Akorn at a discounted price upon completion of the facility. As of December 31, 2002, the Company determined the Promissory Note was impaired and recorded a charge to fully reserve for the Promissory

Note and accrued interest. In August 2003, the Company notified Akorn that it was in default under the loan agreement. In September 2003, Akorn advised the Company that it wished to refinance its senior debt with a new senior lender, which lender would require the Company to subordinate its debt. In order to preserve the possibility of collecting Akorn’s debt to the Company, and in consideration of a higher rate of interest (which would now equal that to be charged by the new senior lender) and the possibility of accelerated mandatory repayments once Akorn’s senior debt was repaid in full, NeoPharm agreed to waive Akorn’s default, to allow Akorn until October 2004 to provide the manufacturing rights and to subordinate Akorn’s indebtedness to the Company to Akorn’s indebtedness to its new senior lender. Akorn’s refinancing was completed on October 7, 2003. On October 6, 2004, NeoPharm again presented Akorn with a formal “Notice of Default” on the Amended and Restated Promissory Note resulting from Akorn’s failure to meet is obligations under the Processing Agreement. Under its intercreditor agreement with Akorn’s senior lender, the Company is not permitted to foreclose on its indebtedness as long as the senior loan is in place

In March 2005, in return for Mr. Ronald Eidell agreeing to serve as interim CEO and President of the Company, the Company agreed to pay Mr. Eidell an annual base salary of $325,000, options for 80,000 shares of common stock, and provide certain other benefits. Upon the Company entering into an Interim Engagement Services Agreement with Tatum CFO Partners, LLP (“Tatum”), of which Mr. Eidell is a partner, and under which the Company will pay Tatum $65,000, in return for the Company’s access, through Mr. Eidell, to Tatum’s business resources, Mr. Eidell’s base salary was adjusted downward by a corresponding $65,000, to $260,000.

STOCK PERFORMANCE GRAPH

The following graph compares the percentage change in cumulative total stockholder return on the Company’s Common Stock with the cumulative return on the NASDAQ Stock Market Index and the NASDAQ Pharmaceutical Stock Index during the period beginning December 31, 1999 through December 31, 2004. The price of the Common Stock as reflected in the graph has been adjusted to reflect the 10% stock dividend paid in December 2001 and a 15% stock dividend paid in June 2003. The comparison assumes that $100 was invested on December 31, 1999 in the Company’s Common Stock and in the foregoing indices and assumes the reinvestment of dividends.

NeoPharm, Inc.
Stock Performance Graph

Performance Information	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04
NeoPharm, Inc.	100	176	128	52	107	73
NASDAQ Market Index U.S. Cos.	100	60	48	33	49	54
NASDAQ Pharmaceutical Index	100	125	106	69	101	107

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING

Based solely on the Company’s review of the copies of all forms it has received, and any written representations made by the reporting persons to the Company, the Company believes that its directors, executive officers and 10% holders complied with the filing requirements of Section 16(a).

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors is responsible for assisting the Board of Directors in its general oversight of the Company’s financial reporting, its system of internal control over financial reporting, and the independence and performance of its independent accountants. The Audit Committee is currently composed of four non-employee directors and operates under a written charter adopted and approved by the Board of Directors. The Board of Directors, in its business judgment, has determined that each Audit Committee member is an “independent director” as such term is defined by the current listing standards of the Nasdaq Stock Market, and meets the independence criteria prescribed by applicable law and the rules of the SEC for audit committee membership. The Board of Directors has determined that Mr. Paul E. Freiman qualifies as an audit committee financial expert. See “CORPORATE GOVERNANCE POLICIES AND PRACTICES—Committees—Audit Committee” for additional information.

The Company’s management is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s accounting and financial reporting process, including the system of internal control over financial reporting, and procedures to assure compliance with applicable accounting standards and applicable laws and regulations. The Company’s independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. It is the Audit Committee’s responsibility, on behalf of the Board of Directors, to provide independent oversight and review of the actions of management and the independent registered public accounting firm. The Audit Committee members, however, are not professional accountants or auditors, and their functions are not intended to duplicate or certify the activities of management and the independent registered public accounting firm.

The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by management that the financial statements have been properly prepared in conformity with U.S. generally accepted accounting principles and on the representations of the Company’s registered independent public accounting firm included in their report on the Company’s financial statements. Accordingly, although the Audit Committee members consult with and discuss these matters and their questions and concerns with management and the registered independent public accounting firm, such oversight cannot assure that management has maintained appropriate accounting and financial reporting principles or appropriate internal control over and procedures consistent with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent registered public accounting firm cannot assure that the audit of the Company’s financial statements has been carried out in accordance with PCAOB standards, that the financial statements are presented in accordance with U.S. generally accepted accounting principles or that the Company’s auditors are in fact “independent.”

During the year ended December 31, 2004, the Audit Committee held 8 meetings. The meetings were designed, among other things, to facilitate and encourage communication among the Audit Committee, management, and the Company’s registered independent public accounting firm, KPMG LLP. The Audit Committee discussed with the Company’s registered independent public accountants, with and without management present, the results of their audit of the financial statements and their reviews of interim financial information.

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2004 with management and KPMG LLP.

The Audit Committee also discussed with KPMG LLP matters required to be discussed with audit committees under professional standards, including, among other things, matters related to the conduct of the audit of the Company’s financial statements and the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61, as amended (Communication with Audit Committees) by SASs Nos. 89 and 90.

KPMG LLP also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants their independence from the Company. When considering KPMG LLP’s independence, the Audit Committee considered whether their provision of services to the Company beyond those rendered in connection with their audit and review of the Company’s financial statements was compatible with maintaining their independence. The Audit Committee also reviewed, among other things, the nature of the non-audit services provided and the amount of fees paid to KPMG LLP for their audit and non-audit services, both separately and in the aggregate.

Based on its review and these meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements for the year ended December 31, 2004, be included in the Company’s Annual Report on Form 10-K.

Submitted by the Audit Committee of the Board of Directors
Kaveh T. Safavi, Chairman,
Frank Becker
Paul E. Freiman and
Erick E. Hanson

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF REGISTERED INDEPENDENT
PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed KPMG LLP as registered independent public accounting firm to conduct the annual audit of the Company’s accounts for the fiscal year ending December 31, 2005 and the Board of Directors has further directed that management submit the appointment of the Company’s registered independent public accounting firm for ratification by the stockholders. Although action by the stockholders in this matter is not required by the Company’s By-laws or otherwise, the Board of Directors believes that it is appropriate to seek stockholder ratification of this appointment in light of the important role played by the registered independent public accounting firm in maintaining the integrity of the Company’s financial controls and reporting. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm.

Representatives of KPMG LLP are expected to be present at the Meeting and will have the opportunity to make a statement if they wish to do so, and are expected to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS AND THE
AUDIT COMMITTEE RECOMMEND A VOTE FOR THIS PROPOSAL.

Fees Incurred for Services of KPMG LLP

The following table presents fees for professional audit services by KPMG LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2004 and December 31, 2003, and fees billed for other services rendered by KPMG LLP during these periods. The Audit Committee determined that the payments made to its independent registered public accounting firm for non-audit services during the years presented were not inconsistent with maintaining KPMG’s independence.

	2004	2003
Audit fees	$712,536	$272,852
Audit related fees	—	—
Tax fees	15,200	15,600
All other fees	—	—
Total	$727,736	$288,452

Audit Fees.   Consists of fees billed for professional services rendered for the audit of the Company’s annual consolidated financial statements, review of the interim consolidated financial statements included in the Company’s quarterly reports on Form 10-Q, and other services normally provided in connection with the Company’s statutory and regulatory filings or engagements. Audit fees for 2004 also include the audit of management’s report on the effectiveness of the Company’s internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002.

Tax Fees.   Consist of fees billed for professional services rendered for tax compliance, tax advice, and tax planning. These services include assistance with the preparation of various tax returns.

Pre-approval Policy for Audit and Non-audit Services

The Audit Committee has adopted a policy for the pre-approval of all audit and permitted non-audit services to be provided by the Company’s registered independent public accounting firm. Also, specific pre-approval by the Audit Committee is required for any proposed services exceeding pre-approved cost levels. The Audit Committee may delegate pre-approval authority for audit and non-audit services to one or more of its members, and such authority has been delegated to the Chairman of the Audit Committee.

The decisions of any member to whom such authority is delegated must be presented to the full Audit Committee at its next scheduled meeting. The Audit Committee periodically reviews reports summarizing all services provided by the registered independent public accounting firm.

STOCKHOLDER PROPOSALS AND OTHER MATTERS FOR THE 2006 ANNUAL MEETING

Proposals of stockholders intended to be presented at the next Annual Meeting of Stockholders to be held in 2006 must be received by the Company on or before December 30, 2005 for inclusion in the Company’s Proxy Statement and form of proxy relating to that Annual Meeting. In addition, the Company’s Bylaws contain advance notice procedures for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations for election to the Board, which must be complied with. A stockholder proposal or nomination intended to be brought before the 2006 Annual Meeting must be delivered to the Secretary no later than December 30, 2005. All proposals and nominations should be directed to Corporate Secretary, NeoPharm, Inc., 150 Field Drive, Lake Forest, Illinois 60045-4811 (fax no. 847-295-8854; email corporatesecretary@neophrm.com).

OTHER MATTERS

The only matters which management intends to present to the meeting are set forth in the Notice of Annual Meeting. Management knows of no other matters which will be brought before the meeting by any other person. However, if any other matters are properly brought before the meeting, the persons named on the enclosed form of proxy intend to vote on such matters in accordance with their best judgment on such matters.

2004 ANNUAL REPORT ON FORM 10-K

A copy of the Company’s 2004 Annual Report on Form 10-K (the “Form 10-K”) accompanies this Proxy Statement as part of the Company’s 2004 Annual Report. Additional copies of the Form 10-K are available to stockholders without charge on request made in writing to the following address: Office of the Secretary, NeoPharm, Inc., 150 Field Drive, Suite 195, Lake Forest, Illinois 60045.

By Order of the Board of Directors,

Lawrence A. Kenyon
Secretary
April 29, 2005

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DESIGNATION (IF ANY)	000000000.000 ext
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ADD 6	C 1234567890	J N T

☐	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

Election of Directors
1. The Board of Directors recommends a vote FOR the listed nominees.
For	Withhold	For	Withhold
01 - Frank C. Becker	☐	☐	05 - Erick E. Hanson	☐	☐

02 - Ronald G. Eidell	☐	☐	06 - John N. Kapoor	☐	☐

03 - Bernard A. Fox	☐	☐	07 - Kaveh T. Safavi	☐	☐

04 - Paul E. Freiman	☐	☐

Proposal to Approve the Ratification of KPMG LLP as the Company’s Registered Independent Public Accounting Firm

For	Against	Abstain
2. The Board of Directors recommends a vote FOR the Ratification.	☐	☐	☐

Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and of the Proxy Statement. Please sign exactly as your name appears. Joint owners should each sign personally. When signing as attorney, executor, officer, administrator, trustee or guardian, give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)
☐☐ / ☐☐ / ☐☐☐☐

1 U P X	H H H	P P P P	005717

001CD40001	00FIMA

Proxy - NeoPharm, Inc.

Proxy Solicited on Behalf of The Board of Directors For The Annual Meeting of Stockholders – June 6, 2005

The undersigned appoints Ronald G. Eidell, Lawrence A. Kenyon and Christopher R. Manning, and each of them, as proxies, with full power of substitution and revocation to vote, as designated on the reverse side hereof, all the Common Stock of NeoPharm, Inc. which the undersigned has power to vote, with all powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders thereof to be held on June 6, 2005, or at any adjournment thereof, and, in their or his discretion, on any other business that may properly come before such meeting.

If this Proxy is signed and returned, but no direction is indicated, this Proxy will be voted FOR proposals 1 and 2.

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

YOUR VOTE IS IMPORTANT!

(Continued and to be signed on reverse side.)